UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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AMERINST INSURANCE GROUP, LTD.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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AmerInst Insurance Group, Ltd.

c/o Citadel Management Bermuda Limited

25 Church Street, Continental Building

P.O. Box HM 1601

Hamilton, HM GX, Bermuda

NOTICE OF ANNUAL GENERAL MEETING

June 5, 2018

Notice is hereby given that the Annual General Meeting of AmerInst Insurance Group, Ltd. will be held at the Grand Hyatt Baha Mar, One Baha Mar Boulevard Nassau N.P., Nassau, The Bahamas, on Tuesday, June 5, 2018, at 10:00 a.m., local time (the “Annual General Meeting”), for the following purposes:

1.	To consider and act upon the nomination of Thomas B. Lillie for election as a director with a three-year term;

2.	To ratify the appointment of Deloitte Ltd. as our independent auditor for fiscal year 2018; and

3.	To transact such other business as may properly come before the Annual General Meeting or any adjournment thereof.

You can vote at the Annual General Meeting in person or by proxy if you were a shareholder of record on April 13, 2018. Copies of our proxy statement, a proxy card, and our annual report accompany this notice. It is important that your shares are represented at the Annual General Meeting whether or not you plan to attend. To ensure that you will be represented, we ask that you complete, sign, date and return the enclosed proxy card as soon as possible. We request all shareholders, whether or not they expect to attend the Annual General Meeting in person, to vote their shares. The proxy is revocable at any time prior to its use.

We appreciate your cooperation.

By order of the Board of Directors

Irvin F. Diamond
Chairman of the Board
April 26, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE ANNUAL GENERAL MEETING

TO BE HELD ON JUNE 5, 2018.

The Proxy Statement and our 2017 Annual Report on Form 10-K are

available at http://www.amerinst.bm/investorinfo.html

AMERINST INSURANCE GROUP, LTD.

PROXY STATEMENT

ANNUAL GENERAL MEETING

JUNE 5, 2018

GENERAL INFORMATION

We have sent you this proxy statement because our Board of Directors (the “Board”) is soliciting your proxy to vote your shares of AmerInst Insurance Group, Ltd. at our upcoming Annual General Meeting for 2018, and at any postponement or adjournment thereof. The Annual General Meeting is to be held at 10:00 a.m., local time, on June 5, 2018, at Grand Hyatt Baha Mar, One Baha Mar Boulevard Nassau N.P, Nassau, The Bahamas.

If your proxy card is properly executed and returned in a timely manner, it will be voted at the Annual General Meeting according to the directions you provide. If you submit a signed proxy card without indicating your vote, the person voting the proxy will vote your shares according to the Board’s recommendations. Your shares will also be voted on any other matters presented for a vote in accordance with the judgment of the persons acting under the proxies. You can revoke your proxy at any time before your shares are voted by delivering a written revocation notice or duly executed form of proxy bearing a later date, prior to the Annual General Meeting, to AmerInst Insurance Group, Ltd., c/o Citadel Management Bermuda Limited, 25 Church Street, Continental Building, P.O. Box HM 1601, Hamilton, HM GX, Bermuda, attention: Corporate Secretary, or by voting in person at the Annual General Meeting.

Our principal executive offices are located at 25 Church Street, Continental Building, P.O. Box HM 1601, Hamilton, HM GX, Bermuda (telephone (441) 295-6015). This Proxy Statement is dated April 26, 2018, and we expect to mail proxy materials to you beginning on or about that date. In this Proxy Statement, the words “Company,” “we,” “our,” “ours,” and “us” refer to AmerInst Insurance Group, Ltd. and its subsidiaries. References to “AMIG” refer to our predecessor entity, AmerInst Insurance Group, Inc., a Delaware corporation.

SHARES OUTSTANDING AND VOTING RIGHTS

Only shareholders of record at the close of business on April 13, 2018, are entitled to vote at the Annual General Meeting. The only issued and outstanding voting stock is our common stock, $1.00 par value per share (“Common Stock”), of which 995,253 shares were outstanding on the record date. Each share of Common Stock is entitled to one vote. To hold the Annual General Meeting, we need at least two persons present in person at the Annual General Meeting and representing in person or by proxy at least one-third of the total issued and outstanding shares of Common Stock.

In order to assure the presence of a quorum, we urge you to promptly complete, sign, date and return the enclosed proxy card, whether or not you plan to attend the Annual General Meeting in person.

Each of the matters intended to be presented at the Annual General Meeting and described in this proxy statement requires the affirmative vote of the majority of votes cast thereon. If you are otherwise entitled to vote, your vote may be cast in person or by proxy. On the proposal to ratify the appointment of Deloitte Ltd., you can vote to “abstain.” If you vote to “abstain,” your shares will not be counted in the determination of the shares of Common Stock voting on such matter, but are counted for quorum purposes. Broker non-votes are also not counted in the vote but are counted for quorum purposes. If you own shares held of record by another person and want to vote in person, you must obtain a legal proxy from the record holder and bring it to the Annual General Meeting.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of April 1, 2018, with respect to beneficial ownership of our Common Stock by each person who, to our knowledge, is a holder of more than 5% of our Common Stock and each of our directors, director nominees and officers and all directors and officers as a group.

Unless otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Except as otherwise noted, all information in the table and the accompanying footnotes is given as of April 1, 2018, and has been supplied by each of the persons included in the table.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
5% or Greater Shareholders
AmerInst Investment Company, Ltd.(2)	350,930	35.3%
Named Executive Officers and Directors
Jerome A. Harris, CPA(3)	9,490	*
Irvin F. Diamond, CPA(4)	15,990	1.6%
David R. Klunk, CPA(5)	12,290	1.2%
David N. Thompson(6)	7,790	*
Jeffry I. Gillman, CPA(7)	8,990	*
Stuart H. Grayston(8)	4,042	*
Thomas B. Lillie, CPA(9)	9,688	*
F. Kyle Nieman III(10)	—	—

All Directors and Officers as a Group (9 Persons)	68,280	6.9%

*	Represents less than 1% of our outstanding Common Stock.
(1)	The address of each such person is c/o Citadel Management Bermuda Limited, 25 Church Street, Continental Building, P.O. Box HM 1601, Hamilton, HM GX, Bermuda.
(2)	AmerInst Investment Company, Ltd. is a wholly owned indirect subsidiary of the Company. Under Bermuda law, AmerInst Investment Company, Ltd. is entitled to vote the Common Stock held by it at the Annual General Meeting. AmerInst Investment Company, Ltd. has indicated that it intends to vote the Common Stock it holds in accordance with the Board’s recommendations for each of the proposals.
(3)	A director. Includes 8,490 shares of Common Stock and 1,000 vested options to acquire Common Stock that are exercisable within 60 days of April 1, 2018.
(4)	A director. Includes 14,990 shares of Common Stock and 1,000 vested options to acquire Common Stock that are exercisable within 60 days of April 1, 2018.
(5)	A director. Includes 11,290 shares of Common Stock and 1,000 vested options to acquire Common Stock that are exercisable within 60 days of April 1, 2018.
(6)	A director. Includes 6,790 shares of Common Stock and 1,000 vested options to acquire Common Stock that are exercisable within 60 days of April 1, 2018.
(7)	A director. Includes 7,990 shares of Common Stock and 1,000 vested options to acquire Common Stock that are exercisable within 60 days of April 1, 2018.
(8)	A named executive officer and director. Includes 3,042 shares of Common Stock and 1,000 vested options to acquire Common Stock that are exercisable within 60 days of April 1, 2018.
(9)	Lewis & Knopf, P.C., of which Mr. Lillie is a director, is the record and beneficial owner of 1,899 of shares of Common Stock reported and Mr. Lillie has sole voting and investment power with respect to those shares. 6,789 shares are held by the Thomas B. Lillie Trust U/A/D 6/7/90, of which Mr. Lillie is the sole trustee, and has sole voting and investment power with respect to those shares. Mr. Lillie’s beneficial ownership also includes 1,000 vested options to acquire Common Stock that are exercisable within 60 days of April 1, 2018.
(10)	A named executive officer.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the U.S. Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of our Common Stock, to file reports of ownership with the SEC. These persons are also required to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of these reports received by us during 2017 and any written representations from reporting persons, we believe that during 2017 each required Section 16(a) report was filed on time.

Certain Relationships and Related Persons Transactions

We recognize that transactions between us and any of our directors or executive officers can present potential or actual conflicts of interest and create the appearance that our decisions are based on considerations other than our and our shareholders’ best interests. Therefore, as a general matter, it is our preference to avoid these types of transactions. Nevertheless, we recognize that there are situations where these types of transactions may be in, or may not be inconsistent with, our best interests. Therefore, our ethics policy prohibits us from entering into these types of transactions, except those approved or ratified by the Board of Directors. The Board of Directors has adopted a Code of Ethics applicable to our President and our financial and accounting officers, which may be viewed at our website, http://www.amerinst.bm/investor-information/. Our Code of Ethics is designed to comply with Securities and Exchange Commission requirements. We will disclose any amendments to, or waivers from, the Code of Ethics on our website within four business days of such determination. We do not have any formal written policy separately addressing transactions reported under Item 404(a) of the SEC’s Regulation S-K. The only transaction during 2017 reportable under Item 404(a) was the payment for management services to Citadel Management Bermuda Limited (“Citadel Management”). This payment was made pursuant to our management agreement with Citadel Management, which was approved at the time it was originally entered into and at the time of each subsequent amendment by all of our directors not affiliated with Citadel Management. Any amendments, new management agreements or other payments to Citadel Management will be subject to the same approval process.

Citadel Management provides management services to us pursuant to a management agreement. We paid Citadel Management $329,500 pursuant to this agreement during 2017. Mr. McMahon, who serves as our Treasurer and Chief Financial Officer, is the President and a shareholder of Citadel Management. The approximate dollar value of Mr. McMahon’s interest in the foregoing transaction, without regard to profits or losses, was $53,818.

ITEM 1—ELECTION OF DIRECTORS

Our Board currently has seven members. Our bye-laws provide that the Board shall have no fewer than five and no more than nine directors. Our bye-laws divide the directors into three classes. The directors in a given class are elected for three-year terms, and the term of each class expires in successive years. Our Board, upon the recommendation of our Governance and Nominating Committee, has nominated Thomas B. Lillie, whose term expires this year, to stand again for election to the Board. If elected, Mr. Lillie would serve a three-year term expiring at the 2021 Annual General Meeting, or until his successor is duly elected and qualified. Unless you otherwise instruct us, your properly executed proxy will be voted for the election of Mr. Lillie. If the nominee is unable to serve, the enclosed proxy confers authority upon the designated proxies to vote in favor of such other person to serve in place of such nominee as the Board recommends.

Qualifications of Directors

The following paragraphs provide information (i.e., age, all positions held, principal occupation and business experience for the past five years, and names of other publicly held companies for which he serves as a director or has served as a director during the past five years), as of the date of this Proxy Statement, about each nominee and incumbent director. While the following paragraphs note certain individual qualifications and skills of our nominees and incumbent directors that contribute to the Board’s effectiveness as a whole, we also believe that each nominee and incumbent director has a reputation for integrity, honesty, and adherence to high ethical standards. The Board believes that each has demonstrated strong leadership skills, business acumen and an ability to exercise sound judgment, as well as a commitment of service to our shareholders. Additionally, there are no family relationships between any of our directors, executive officers, or any person nominated or chosen to become a director or executive officer.

Nominee for Election as Director for a three-year term expiring in 2021

Thomas B. Lillie, CPA, CFP™, PFS, age 65, has been a director since 2007. He is a former Principal and current employee of Lewis & Knopf, P.C., a certified public accounting firm in Flint, Michigan, where he has been employed since 1974. His experience includes: audits of non-public companies including a dental insurance company, preparation of audit, reviewed and compiled financial statements, preparation of corporate, partnership, estate, trust and personal income tax returns, accounting for small- to medium-sized businesses, assisting business startups, and consulting with businesses to help them increase their net income, future value and develop business succession plans. He is a member of the firm’s estate, trust, and personal financial planning practice. He is a member of the American Institute of Certified Public Accountants and the Michigan Association of Certified Public Accountants. In addition to being a certified public accountant, he is a Certified Financial Planner™ and an AICPA Personal Financial Specialist. He presents on various business and tax topics to local business organizations. We believe Mr. Lillie’s qualifications to sit on our Board include his over 43 years of public accounting experience as well as his previous experience managing a seven-partner accounting firm.

The board recommends that you vote “FOR” the election of the director nominee above.

Directors Continuing in Office—terms expiring in 2020

Irvin F. Diamond, CPA, age 76, has been a director since 1999 and our Chairman since 2007. He is currently an employee of REDW LLC, a certified public accounting firm, and previously served as a principal of REDW, LLC from 1976 until 2017. He is a former member and Vice President of the AICPA Board of Directors and a former President of the New Mexico Society of Certified Public Accountants. Until November 30, 2017, he was a Certified Public Accountant, a Certified Financial Planner™, an AICPA Personal Financial Specialist and a Registered Investment Advisor. We believe Mr. Diamond’s qualifications to sit on our Board include his over 53 years of public accounting experience as well as his other board experiences and his long history with us.

Jeffry I. Gillman, CPA, age 76, has been a director since 1999. Mr. Gillman has been actively engaged in public accounting since 1964 and the President of Gillman, Shapiro & Dillemuth, P.A., his certified public accounting practice in Stuart, Florida since 1977. He was a former member of the AICPA Professional Liability Insurance Plan Committee, a founding Trustee of the Florida Institute of Certified Public Accountants Health Benefit Trust and Vice President of the Florida Institute of Certified Public Accountants. We believe Mr. Gillman’s qualifications to sit on our Board include his 52 years of public accounting experience as well as his 19 years of professional liability insurance experience.

David R. Klunk, CPA, age 66, has been a director since 2008. Mr. Klunk was employed with Philip R. Friedman and Associates LLP, a certified public accounting firm in York, Pennsylvania from 1974 until 2010, at which time he served as managing partner. In 2010, the firm merged with Reinsel Kuntz Lesher LLP (now RKL LLP), a regional certified public accounting firm in Pennsylvania. Mr. Klunk continued as a partner with that firm until 2014. Mr. Klunk continues to serve as a consultant and director for the firm. He is also a member of the AICPA as well as the Pennsylvania Institute of Certified Public Accountants. Mr. Klunk is a director and board consultant of several non-public companies, in addition to holding offices and chairing committees of local civic, charitable and religious organizations. We believe Mr. Klunk’s qualifications to sit on our Board include his over 44 years of public accounting experience as well as his other board experiences.

Directors Continuing in Office—term expiring in 2019

Stuart H. Grayston, age 77, has been a director and our President since 2002. He was President, Offshore Operations of USA Risk Group from 2001 until 2010, and Vice-President and Director of Cedar Management Limited (f/k/a CNA Risk Services Ltd. and successor to USA Risk Group (Bermuda) Ltd.) from 2008 until 2010. He was the founder of Grayston Consulting Services and has been its President since 1993. Mr. Grayston was with Frank B. Hall & Company, Inc. from 1988 to 1992 as President and CEO of their worldwide Alternative Market Division, which included captive management operations in Bermuda, Vermont, and Colorado. Prior to 1988, Mr. Grayston was President of Skandia Insurance Management and Hanna Insurance Management in Bermuda, which merged with a captive insurance management firm in Bermuda that Mr. Grayston established in 1977. We believe Mr. Grayston’s qualifications to sit on our Board include his over 50 years of insurance, reinsurance, and captive management experience as well as his experience on numerous boards and chairing industry associations.

Jerome A. Harris, CPA, age 75, has been a director since 1998 and our Vice Chairman since 2003. He was a director of AMIG from 1995 to 1999, its Secretary and Assistant Treasurer from 1998 to 1999 and its Assistant Secretary and Assistant Treasurer from 1995 through 1998. Mr. Harris also served as a director of Sun Holdings LLC, until 2017, which is a holding company for a proprietary trading company and its subsidiaries and affiliates. He has been the Managing Partner of the Harris Consulting Group, LLC, and a Partner in the consulting firm, The Pivotal Factor, LLC, since 2003. He was the Managing partner of Checkers, Simon & Rosner, LLP, a certified public accounting firm in Chicago, Illinois, from 1978 to 2003. He was Senior Managing Director of American Express Tax and Business Services from 1997 to 2003 and a Partner of Altschuler, Melvoin and Glasser, LLP, a certified public accounting firm, from 1999 to 2003. Mr. Harris was a founding and past board member and past member of the Executive Committee of the Accountants Liability Assurance Company, Ltd.; former Chairman of the Illinois CPA Society Insurance Liability Task Force; a former member of the governing council of the AICPA; and former Vice Chairman, Secretary and Director of the Illinois CPA Society. We believe Mr. Harris’s qualifications to sit on our Board include his over 46 years of public accounting experience as well as his service on numerous advisory boards and his experience as a business owner.

David N. Thompson, age 67, has been a director since 1998 and our Assistant Secretary since 1999. From 1998 to 1999, he was a director of AMIG. He is an internet entrepreneur; in addition, he has been Chairman and Chief Executive Officer of E-Insure Services, Inc., an Internet insurance marketplace, which operates EINSURANCE.com, since 1996, and President of Insure Specialists Services, Inc., an insurance consulting firm, since 2004. He also held positions as President and CEO of Millers American Group in 1998 and 1999 and as Senior Vice President—Mergers and Acquisitions at Meadowbrook Insurance Group, Inc., in 1998. Prior to 1998, Mr. Thompson was the Practice Leader of the Alexander and Alexander Affinity Group, and Chairman, President and Chief Executive Officer of Crum & Forster Managers Group, an underwriter of property and casualty insurance and the predecessor to Coregis Insurance Company. He is also an inactive certified public accountant. We believe Mr. Thompson’s qualifications to sit on our Board include his significant insurance experience as well as his experience as a business owner.

Non-Director Executive Officers

Thomas R. McMahon, FCA, age 55, has been our Treasurer and Chief Financial Officer since 2008. Mr. McMahon has been the President, a director, and a shareholder of Citadel Management Bermuda Limited (formerly Cedar Management Limited), our management company, since 2005, and was the Chief Operating Officer of CNA Risk Services Ltd. from 1994 through 2005. Citadel Management Bermuda Limited offers management services for agencies, associations, and insureds wishing to form and operate a captive insurance company. Since his arrival in Bermuda in 1988, Mr. McMahon has been engaged in various aspects of the captive insurance industry from public auditing with PricewaterhouseCoopers to the establishment and management of captive insurance companies. Mr. McMahon graduated with honors with a Bachelors of Commerce degree from the University College Galway, Ireland and is a Fellow of the Institute of Chartered Accountants in Ireland.

F. Kyle Nieman III, age 58, has been the President and Chief Executive Officer since 2009 of Protexure Insurance Agency, Inc. (formerly known as AmerInst Professional Services, Limited) (“Protexure”), a Delaware corporation and wholly owned subsidiary of AmerInst Mezco, Ltd., which is a wholly owned subsidiary of the Company. Mr. Nieman was Vice-President of Underwriting for CNA Financial Corporation from 1994 through 2006, Senior Vice-President of CNA Financial Corporation from 2006 through 2008 and an independent contractor for Protexure during 2009. Mr. Nieman holds a Bachelors of Science degree from Indiana University and a Masters of Business Administration from the Illinois Institute of Technology.

Directors

Name	Age	Position(s)
Irvin F. Diamond	76	Chairman of the Board
Jeffry I. Gillman	76	Director
Stuart H. Grayston	77	Director and President
Jerome A. Harris	75	Vice-Chairman of the Board; Chairman of Protexure
David R. Klunk	66	Director
Thomas B. Lillie	65	Director
David N. Thompson	67	Director and Assistant Secretary

Board Leadership Structure

Our Board is led by our Chairman of the Board. Currently, the positions of President (our principal executive officer) and Chairman are held by different persons. The Board does not have a formal policy as to whether the roles of Chairman and President should be separate. At this time, the Board has determined that separating these roles and having an independent director serve as Chairman of the Board is in our best interests and the best interests of our shareholders. The President supervises and administers all of our general business and affairs and the Chairman sets the agenda for, and presides over, meetings of the Board. The Board believes that this structure helps to separate the role of the Chairman in managing the Board, which serves in an oversight capacity, from the oversight responsibilities of the President with regard to managing our day-to-day operations by our third-party management company, Citadel Management Bermuda Limited.

Risk Management

The Board believes that risk management is an important component of our corporate strategy. Although the full Board has responsibility for the general oversight of risks, it primarily conducts its risk oversight function through committees, including the Audit Committee and the Governance and Nominating Committee, as well as other committees. The Board is regularly informed through committee reports about our risks and discusses and reviews with management major policies with respect to risk assessment and risk management. Finally, the Board believes the separate roles of Chairman and President (our principal executive officer) assists us in our ability to implement major policies addressing our risks.

Independent Directors

Our Board has determined that Messrs. Diamond, Gillman, Harris, Klunk, Lillie, and Thompson are independent members of our Board under the Nasdaq Marketplace Rules, which we have selected for purposes of determining the independence of our directors and director nominees. There were no transactions, relationships or arrangements considered by the Board of Directors in determining the independence of the foregoing directors which were not disclosed pursuant to Item  404(a) of Regulation S-K.

Meetings and Committees of the Board

There were seven standing committees of the Board during 2017, constituted as follows:

Committee	Members
Audit Committee	Messrs. Gillman (chair), Lillie and Klunk
Compensation Committee	Messrs. Diamond (chair), Harris, Thompson and Klunk
Finance Committee	Messrs. Klunk (chair), Grayston and Gillman
Investment Committee	Messrs. Lillie (chair), Thompson and Grayston
Governance and Nominating Committee	Messrs. Harris (chair), Thompson and Lillie
Strategic Planning Committee	Messrs. Grayston (chair), Diamond, Harris and Thompson
Underwriting, Actuarial and Reinsurance Committee	Messrs. Thompson (chair), Harris and Lillie

The seven standing committees, have and may exercise the full power of the Board on matters within the scope of the respective committee’s functions, including the annual audit of our financial statements; review and approval of our fiscal year budget; our investment activity and consideration of various opportunities and options available to us; consideration of nominees to the Board; coordination of press releases and other communications with the public; ownership, transfer or redemption of our Common Stock; and the review and negotiation of reinsurance contracts.

Because none of our executive officers, other than Mr. Nieman in his capacity as an executive officer of Protexure, now receive, nor have historically received, compensation from us for their position as an officer, we have not historically had a standing compensation committee. However, our Board of Directors formed a Compensation Committee in June 2016 and Messrs. Diamond, Harris, Klunk and Thompson currently serve as members of our Compensation Committee. The Compensation Committee does not have a written charter, but operates under delegated authority from the full Board for matters within its purview. Our Board has determined that Messrs. Diamond, Harris, Klunk, and Thompson satisfy the Nasdaq independence standards for directors serving on the Compensation Committee. Our Compensation Committee determines the compensation paid to Mr. Nieman and our other executive officers, which is set by the Compensation Committee based on factors it deems relevant in making such determinations. In 2017, the Compensation Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”), a compensation consulting firm, to assist the committee in: (i) reviewing and analyzing executive compensation packages for the executive officers of Protexure, (ii) conducting an independent review of compensation practices at similarly situated companies in our industry and (iii) making executive compensation recommendations to the Compensation Committee. Pearl Meyer issued a report containing its recommendations regarding executive compensation matters, which the Compensation Committee is currently in process of reviewing, including potential changes to our phantom stock plan. We are not aware of any work done by Pearl Meyer that could raise a conflict of interest that would be required to be disclosed in the proxy statement under applicable SEC rules.

The Board held a total of three meetings during 2017. All of our directors attended at least 75% of all Board meetings and committee meetings on which each director serves. During 2017, the Audit Committee met seven times; the Compensation Committee two times; the Finance Committee met three times; the Investment Committee met seven times; the Governance and Nominating Committee met four times; the Strategic Planning Committee met three times; the Underwriting, Actuarial, and Reinsurance Committee met six times.

The Board has adopted a written charter for the Audit Committee, which is available at

http://www.amerinst.bm/investor-information/. The Audit Committee has the authority to consider the qualifications of our independent auditors and make recommendations to the Board as to their suitability for recommendation to the shareholders for appointment; approve any material, non-audit services to be rendered by such independent auditors; and review and resolve any differences of opinion between such independent auditors and management concerning our financial statements. The Audit Committee’s functions include selecting our independent auditors; reviewing the arrangements for, and scope of, the independent auditors’ examination; meeting with the independent auditors and certain of our officers to review the adequacy and appropriateness of our system of internal controls and reporting, our critical accounting policies, and our public financial disclosures; ensuring compliance with our code of ethics; and performing any other duties or functions deemed appropriate by the Board. Messrs. Gillman, Lillie, and Klunk are currently the members of the Audit Committee. Our Board has determined that all of the members of the Audit Committee satisfy the independence requirements for Audit Committee members under the Nasdaq Marketplace Rules and that each member of the Audit Committee qualifies as an “audit committee financial expert” under the rules and regulations of the SEC.

We do not have a formal policy regarding attendance by members of our Board at our annual general meetings, although we strongly encourage our directors to attend such meetings. All of our directors attended the 2017 Annual General Meeting in person except Jerome A. Harris, who attended telephonically.

Board Member Nominations

The Governance and Nominating Committee operates under a written charter, which is available at

http://www.amerinst.bm/investor-information/.

The Governance and Nominating Committee reviews and makes recommendations to the full Board regarding the composition and size of the Board so that the Board consists of members with the proper expertise, skills, attributes, and personal and professional backgrounds needed by the Board, consistent with the Nasdaq Marketplace Rules. The Governance and Nominating Committee believes that all directors, including nominees, should possess the highest personal and professional ethics, integrity, and values, and be committed to representing the long-term interests of our shareholders. The Governance and Nominating Committee endeavors to have a Board of which all the members have experience in the accounting profession and a background in the business of professional liability insurance or similar areas. The Governance and Nominating committee will consider, when appropriate, other criteria useful to our current and prospective businesses in the nomination process. The Governance and Nominating Committee does not have a formal policy on diversity.

If you are a shareholder entitled to vote at our Annual General Meetings, you may nominate one or more persons for election as a director at the Annual General Meeting. The Governance and Nominating Committee will consider recommendations for nominees for directorships submitted by shareholders and will apply the same evaluation to such recommendations submitted by a shareholder as recommendations submitted by any other person or entity. Shareholders who wish the Governance and Nominating Committee to consider their recommendations for nominees for director should submit their recommendations in writing to the Governance and Nominating Committee in care of the Corporate Secretary at our principal executive offices, in the manner described in the section below entitled “Director Nominations.” Our Board has determined that all of the members of the Governance and Nominating committee are independent as determined under the Nasdaq Marketplace Rules.

Shareholder Communications with the Board of Directors

Any shareholder or other interested party who has a concern or inquiry may communicate directly with either our independent directors or the full Board. Shareholder Relations will receive all such communications on behalf of the non-employee directors and the full Board. Communications may be confidential or anonymous, and may be submitted in writing to Shareholder Relations, AmerInst Insurance Group, Ltd., c/o Citadel Management Bermuda Limited, 25 Church Street, Continental Building, P.O. Box HM 1601, Hamilton, HM GX, Bermuda. All written communications will be received and processed by our Corporate Secretary and all substantive communications will be referred to Shareholder Relations. All such communications will be reviewed and, if necessary, investigated or addressed by Shareholder Relations and the status of such communications will be reported to the full Board on a regular basis.

Report of the Audit Committee

TO OUR FELLOW SHAREHOLDERS:

The Audit Committee, which operates under a written charter adopted by the Board, monitors the Company’s financial reporting process on behalf of the Board. This report reviews the actions taken by the Audit Committee with regard to the Company’s financial reporting process during 2017 and particularly with regard to the Company’s audited financial statements.

The Audit Committee believes that it has taken the actions necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee’s charter. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, including a discussion of the quality (rather than just the acceptability) of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee also reviewed with Deloitte Ltd. their judgments as to quality (rather than just the acceptability) of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee in accordance with the Public Company Accounting Oversight Board standards. In addition, the Audit Committee discussed with Deloitte Ltd., the auditor’s independence from management and the Company, including the written disclosures, letter, and other matters required of Deloitte Ltd. by the Public Company Accounting Oversight Board. Additionally, the Audit Committee discussed with the Company’s independent auditors the overall scope and plan for their audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the U.S. Securities and Exchange Commission.

By the Audit Committee:

Dated March 20, 2018

Jeffry I. Gillman, Chairman

Thomas B. Lillie

David R. Klunk

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (collectively, the “Acts”), and shall not otherwise be deemed filed under the Acts.

Director Compensation

Our full Board sets the compensation for our directors. The Board generally considers whether any change from the prior year’s compensation is appropriate to account for inflation or other factors the Board may deem appropriate. Currently, the directors are paid an annual retainer of $25,000. Of this amount, $10,000 is paid in Common Stock.

In addition to the annual retainer, the directors are also paid $800 per half-day for each Board meeting and $200 per hour for each committee meeting attended during the calendar year. Directors are entitled to receive compensation and reimbursement for expenses incurred in attending board or committee meetings or when otherwise acting on our behalf. The Chairman of the Board, as well as the chairman of the Audit Committee and the chairman of the Governance and Nominating Committee, each receives an additional annual retainer of $10,000. The chairman of each other committee receives an additional annual retainer of $5,000.

The following table discloses the compensation received by each of our non-executive directors in 2017:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(1) ($)	All Other Compensation ($)		Total ($)
Jerome A. Harris	$82,700	$10,000	$5,716	$10,463	(2)	$108,879
Irvin F. Diamond	66,600	10,000	5,716	15,313	(3)	97,629
David R. Klunk	70,000	10,000	5,716	3,313	(4)	89,029
David N. Thompson	76,300	10,000	5,716	11,213	(5)	103,229
Jeffry I. Gillman	67,100	10,000	5,716	3,813	(4)	86,629
Thomas B. Lillie	61,600	10,000	5,716	4,162	(6)	81,478

(1)	As part of their retainer fee for service on the Board from June 2017 until the 2018 Annual General Meeting, the directors were awarded grants of stock and options with a grant date fair value of $10,000 and $5,716, respectively, computed in accordance with FASB ASC Topic 718. All option awards were granted pursuant to our 2016 Stock Option Plan.
(2)	This amount includes dividends in the amount of $4,063 and $6,400 for work performed for Protexure.
(3)	This amount includes dividends in the amount of $7,313 and $8,000 for work performed for Protexure.
(4)	This amount includes dividends.
(5)	This amount includes dividends in the amount of $3,213 and $8,000 for work performed for Protexure.
(6)	This amount includes dividends in the amount of $950 paid on shares owned of record by Lewis & Knopf, P.C., of which Mr. Lillie is an employee, and dividends in the amount of $3,212 paid on shares of which the Thomas B. Lillie Trust is the record owner. Mr. Lillie is the sole trustee of the Thomas B. Lillie Trust.

Executive Officers

All of our executive officer positions, except for the (i) President and Chief Executive Officer of Protexure and (ii) our Treasurer and Chief Financial Officer, are filled by our directors without any salary or other compensation for service. We have a management agreement with Citadel Management Bermuda Limited, pursuant to which Citadel Management Bermuda Limited has agreed to provide management services to us. This agreement is described under “Other Matters-Certain Relationships and Related Transactions.” Stuart Grayston,

our President, was formerly a director and officer of Citadel Management Bermuda Limited (f/k/a Cedar Management) until 2010, and Thomas R. McMahon, our Treasurer and Chief Financial Officer, is currently an officer, director, and employee of Citadel Management Bermuda Limited. Both Mr. Grayston and Mr. McMahon are residents of Bermuda. Mr. Grayston is not compensated by us for serving as our President and Mr. McMahon is not separately compensated by us for serving as our Treasurer and Chief Financial Officer.

The following is a list of our executive officers:

Name	Age	Position(s)
Stuart H. Grayston	77	Director and President
Thomas R. McMahon	55	Treasurer and Chief Financial Officer
F. Kyle Nieman III	58	President and Chief Executive Officer of Protexure

The following summary compensation table shows the compensation paid to or received or deferred by Messrs. Nieman III and Grayston for services in all capacities during 2016 and 2017. Mr. Nieman is the sole executive officer compensated by us in his capacity as an executive officer of Protexure. Mr. Grayston is also included in the summary compensation table because of his role as our President (Principal Executive Officer). As explained above under the section captioned “Item 1—Election of Directors—Director Compensation,” Mr. Grayston is not compensated as our President, but he does receive compensation from us for service on the Board as one of our directors. Other than Messrs. Grayston and Nieman, we do not have any named executive officers.

SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)		(f)		(i)		(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)		All Other Compensation ($)		Total ($)
Stuart H. Grayston President and Director	2017 2016	$ — —	$ — —	$10,000 10,000	(1)(5) (3)(5)	$5,716 —		$60,939 54,146	(2)(5) (4)(5)	$76,115 61,146

F. Kyle Nieman III President and CEO of Protexure	2017 2016	$287,500 262,500	$53,225 64,691	$ — —		$ — —	(6) (6)	$ — —		$340,725 327,191

(1)	As part of Mr. Grayston’s retainer fee for service on the Board from June 2017 until the 2018 Annual General Meeting, he was awarded grants of stock with a grant date fair value of $10,000 computed in accordance with FASB ASC Topic 718.
(2)	This amount includes Director Fees earned or paid in cash in the amount of $59,600 and dividends in the amount of $1,339.
(3)	As part of Mr. Grayston’s retainer fee for service on the Board from June 2017 until the 2018 Annual General Meeting, he was awarded grants of stock with a grant date fair value of $10,000 computed in accordance with FASB ASC Topic 718
(4)	This amount includes Director Fees earned or paid in cash in the amount of $52,900 and dividends in the amount of $1,246.
(5)	The Director Fees earned or paid in cash to Mr. Grayston during 2017 and 2016 represent remuneration for his service as a director and his service on certain committees of the Board. Mr. Grayson does not receive compensation as our President.
(6)	Represents the fair market value of phantom shares issued pursuant to Mr. Nieman’s Employment Agreement which is described in further detail in the section captioned “Executive Employment Agreements” below.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Number of Shares Underlying Unexercised Options (Exercisable)	Stock Option Plan Awards: Number of Shares Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Phantom Shares That Have Vested	Fair Market Value of Phantom Shares That Have Vested(1)
Name	(#)	(#)	($)		(#)	($)
F. Kyle Nieman III
2017 Phantom Share Award	—	—	—	—	741	—
2016 Phantom Share Award	—	—	—	—	792	—
2015 Phantom Share Award	—	—	—	—	692	—
2014 Phantom Share Award	—	—	—	—	630	—
2013 Phantom Share Award	—	—	—	—	617	—
2012 Phantom Share Award	—	—	—	—	601	—
2011 Phantom Share Award	—	—	—	—	993	—
2010 Phantom Share Award	—	—	—	—	38,443	—

Stuart Grayston
2017 Option Award	1,000	4,000	$27.99	3/3/2023	—	—

(1)	Determined by subtracting $1,500,000 from the product of (i) the number of phantom shares and (ii) the current fair market value of our Common Stock. Mr. Nieman’s phantom share account currently has no value based on the fair market value of our Common Stock.

Executive Employment Agreements

The following is a summary of the terms of the employment agreements or arrangements between us and our named executive officers.

Stuart H. Grayston

Mr. Grayston serves as our President but is not compensated for his services in such capacity. Mr. Grayston does receive compensation from us for service on the Board as one of our directors in the manner described above under the section captioned “Item 1 – Election of Directors – Director Compensation”.

F. Kyle Nieman III

On November 24, 2009, Protexure entered into an employment agreement (the “Employment Agreement”) with F. Kyle Nieman III with an initial term ending December 31, 2012 (with automatic one-year renewals thereafter) pursuant to which Mr. Nieman serves as President and Chief Executive Officer of Protexure. Mr. Nieman and ASL agreed to amend the Employment Agreement on March 1, 2013 and December 31, 2014. We do not believe that either amendment to the Employment Agreement was material. The material terms of the Employment Agreement, as amended, include the following:

•

The Board will determine, on an annual basis prior to October 15th of each year, Mr. Nieman’s annual salary for the following year. For the 2018 fiscal year, Mr. Nieman will be entitled to a base salary of $317,500. He will be eligible to receive annual bonuses based on meeting or exceeding certain revenue and operating income targets for Protexure.

•	Mr. Nieman will be entitled to full participation in all benefits plans and programs for which Protexure’s senior officers are or shall become eligible.

•

Contingent upon Mr. Nieman qualifying for a bonus, Mr. Nieman will be eligible to receive options to purchase shares of Common Stock over a five-year period at a price equal to the fair market value of the Common Stock as of the date each option is granted.

•

On January 1, 2010, Protexure created an account on behalf of Mr. Nieman comprised of approximately 37,509 phantom shares of Common Stock (calculated as $1,500,000 divided by $39.99, the then-current value of a share of Common Stock at December 31, 2009). The phantom shares are eligible for phantom dividends at the same rate paid on regular shares of Common Stock. The phantom dividends may be used only to purchase additional phantom shares. The purchase price of the phantom shares will be the then-current value of the Common Stock. As of December 31, 2017, Mr. Nieman’s account consisted of 43,509 phantom shares. Mr. Nieman’s interest in the phantom shares is fully vested. The proceeds of the phantom shares, less the initial value of $1,500,000, are to be paid in cash to Mr. Nieman at age 65 if retired, or within 60 days in the event of his death or permanent disability. If Mr. Nieman is terminated other than for cause, the value of the phantom shares, less the initial value of $1,500,000, is to be paid in cash following such termination. If Mr. Nieman resigns or is terminated for cause, the value of the phantom shares, less the initial value of $1,500,000, is to be paid in cash in five equal annual installments the first of which would be paid 30 days after the effective date of the termination or resignation. If there is a change in control of Protexure, other than a transaction between us and any of our affiliates or subsidiaries, Mr. Nieman will have the right to receive the proceeds immediately. In the event of a sale or merger of us, for each share of phantom stock held, Mr. Nieman will be paid the aggregate value of the phantom shares based on the per share value used in the sale or the merger, less the initial account value of $1,500,000.

•	If Protexure terminates Mr. Nieman other than for “cause,” he is entitled to receive 12 months of compensation, less all applicable and usual deductions.

•

If Mr. Nieman terminates his employment with Protexure, Protexure will have no further obligations to Mr. Nieman including, the payment of annual compensation, benefits or any other sums other than as described in the paragraph above. However, Mr. Nieman shall be entitled to sums pursuant to the terms of any plans under which he was receiving any benefits, or as otherwise provided by law, and the value of his phantom shares (less the initial account value of $1,500,000). The proceeds of any phantom shares will be paid to him in five equal annual installments, the first of which would be paid 30 days after the effective date of the termination.

•

If Mr. Nieman terminates his employment because Protexure materially diminishes his duties as President and Chief Executive Officer of Protexure or significantly reduces his annual compensation or benefits, Mr. Nieman would be entitled to all rights and benefits under the terms of this Employment Agreement as if he were terminated other than for “cause.”

•

If Mr. Nieman terminates his employment with Protexure under circumstances other than those where Protexure has materially diminished his duties, during the 24-month time period immediately following such termination, Mr. Nieman may not work in the State of Illinois in a managerial or executive capacity for any insurance business that is or could be a competitor of Protexure. In addition, during that same 24-month time period, Mr. Nieman may not solicit any then-current employees of Protexure to work for any insurance business by which he is then employed or in which he otherwise holds an ownership interest.

Nonbinding Advisory Vote on Executive Compensation

At the 2016 Annual General Meeting, approximately 94% of our shareholders, represented in person or by proxy, voted in favor of the resolution to approve our executive compensation, on an advisory basis, and recommended that we hold our nonbinding advisory vote on executive compensation on a triennial basis. In accordance with the recommendations of our shareholders at the 2016 Annual General Meeting, we will hold a nonbinding advisory vote on executive compensation every three years. The next nonbinding advisory vote on executive compensation will be held at the 2019 Annual General Meeting. We will also hold a nonbinding advisory vote on the frequency of the advisory vote on executive compensation every six years as required under Regulation 14A of the Exchange Act, with the next vote on the frequency of the advisory vote on executive compensation to be held at the 2019 Annual General Meeting.

ITEM 2—APPOINTMENT OF AUDITOR

Subject to your ratification, the Audit Committee of our Board of Directors has selected the accounting firm of Deloitte Ltd. to serve as our independent auditor for 2018. Deloitte Ltd. has been our independent auditor since 1998.

Audit Fees and Non-Audit Fees

The following table summarizes the fees billed to us by Deloitte Ltd. for audit and other services for the periods indicated.

	2017	2016
Audit Fees(1)	$185,000	$161,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$185,000	$161,000

(1)	Audit fees for 2017 and 2016 consist of professional services rendered for the annual audit of our financial statements and the review of financial statements included in our quarterly reports.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by our independent auditor on a case-by-case basis. In making such determinations, the Audit Committee considers whether the provision of non-audit services is compatible with maintaining the auditor’s independence.

Representatives of Deloitte Ltd. are not expected to attend the Annual General Meeting. However, they will be available telephonically to respond to appropriate questions.

The Board recommends that you vote “FOR” ratification of the appointment of

Deloitte Ltd. as our independent auditor for the current fiscal year.

OTHER MATTERS

Annual Report to Shareholders

We have mailed this proxy statement to each shareholder entitled to vote at the Annual General Meeting. A copy of our 2017 annual report accompanies this proxy statement. Included in the 2017 annual report are our consolidated financial statements for the fiscal year ended December 31, 2017. You may obtain, at no charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2017, by contacting the Shareholder Services Division in writing at c/o Citadel Management Bermuda Limited, 25 Church Street, Continental Building, P.O. Box HM 1601, Hamilton, HM GX, Bermuda; by phone at (441) 295-6015; or via the Internet at www.amerinst.bm/proxyStatements.html. As required by Section 84 of the Bermuda Companies Act, our consolidated financial statements, including the auditor’s report, will be presented at the Annual General Meeting, but no shareholder action will be required concerning those financial statements.

Solicitation of Proxies

We will pay the expenses of the preparation of the proxy materials and the solicitation by the Board of your proxy. We have engaged Broadridge Financial Solutions, Inc. to assist us in the tabulation of proxies, for which we will pay a fee of approximately $2,000. Our directors, officers and employees and Citadel Management Bermuda Limited, our management company, none of whom will receive any additional compensation for soliciting, may solicit your proxy by telephone or other means of communication. We will reimburse brokers and other nominees for costs they incur mailing proxy materials.

Shareholder Proposals for the 2019 Annual General Meeting

Shareholder proposals that are to be included in the Proxy Statement for the 2019 Annual General Meeting must be received by December 27, 2018. Shareholder proposals for the 2019 Annual General Meeting that are not intended to be included in the Proxy Statement for that meeting must be received by March 12, 2019, or the Board of Directors can vote the proxies in its discretion on the proposal. Proposals must comply with the proxy rules and be submitted in writing to AmerInst Insurance Group, Ltd., c/o Citadel Management Bermuda Limited, 25 Church Street, Continental Building, P.O. Box HM 1601, Hamilton, HM GX, Bermuda, attention: Corporate Secretary.

Director Nominations

Shareholders entitled to vote generally in the election of directors may recommend a candidate for nomination as a director. A shareholder may recommend a director nominee for election at the 2019 Annual General Meeting by timely submitting the name and qualifications of the candidate to our Governance and Nominating Committee. To be considered timely, recommendations must be received no earlier than 180 days and no later than 120 days prior to April 26, 2019, the first anniversary of this year’s Notice of Annual General Meeting date. In other words, recommendations must be received no earlier than October 28, 2018, and no later than December 27, 2018. Recommendations must be submitted in writing to AmerInst Insurance Group, Ltd., c/o Citadel Management Bermuda Limited, 25 Church Street, Continental Building, P.O. Box HM 1601, Hamilton, HM GX, Bermuda, attention: Corporate Secretary. Recommendations meeting these requirements will be brought to the attention of our Governance and Nominating Committee. Candidates recommended by shareholders are afforded the same consideration as candidates identified by our directors, executive officers, or search firms, if any, employed by us.

By order of the Board of Directors

IRVIN F. DIAMOND

Chairman of the Board

AmerInst Insurance Group, Ltd.

    AMERINST INSURANCE GROUP, LTD.

    PO BOX HM 1601

    HAMILTON, HM GX, BERMUDA

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		All	All	Except
The Board of Directors recommends you vote FOR the following director nominee(s):
		☐	☐	☐
1.	Election of Director(s)

Nominees

01	Thomas B. Lillie

The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain

2.	To ratify the appointment of Deloitte Ltd. as our independent auditor for fiscal year 2018.						☐	☐	☐

NOTE: This proxy will be voted as directed, but if no directions are given on the proxy the shares represented by the proxy will be voted “FOR” proposals 1 and 2 and as determined by the proxies on any matter which may properly be brought at the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]					Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report, Supplement is/are available at www.proxyvote.com
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REVOCABLE PROXY

AMERINST INSURANCE GROUP, LTD.

This proxy is solicited on behalf of the Board of Directors

for the Annual General Meeting to be held on June 5, 2018.

Irvin F. Diamond and Jerome A. Harris, or either of them, are designated as proxies, with full power of substitution, to vote all the Common Shares of AmerInst Insurance Group, Ltd. (the “Company”) which the undersigned may be entitled to vote at the Annual General Meeting to be held on June 5, 2018, or at any adjournment thereof, as specified on the reverse side of this card.

The Company’s directors recommend a vote FOR the election of the director nominee(s) listed and a vote FOR the appointment of Deloitte Ltd. as the Company’s independent auditors. The proxies shall vote as specified, but if no choice is specified the proxies shall vote in accordance with the recommendations of the Company’s directors. If other business is presented at the Annual General Meeting, this proxy shall be voted in accordance with the judgment of the proxies on those matters.

YOUR VOTE IS IMPORTANT! PLEASE SIGN AND DATE BELOW AND RETURN PROMPTLY IN THE POSTAGE-PAID ENVELOPE

Continued and to be signed on reverse side